Exhibit 10.1

EMPLOYMENT AGREEMENT

This Executive Employment Agreement dated as of June 6, 2016 (the “Agreement”), is by and between ORAGENICS, INC., a Florida corporation, (the Company”), and ALAN JOSLYN (the “Executive”).

WHEREAS, the Company is a biotechnology company currently engaged in the business of research, development, and sales of proprietary products and technologies;

WHEREAS, the Executive has accepted an offer to be employed as the Chief Executive Officer and President of the Company, upon the terms and conditions set forth herein.

WHEREAS, the Company wishes to assure itself of the continued services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT. The Company will employ the Executive as the President and Chief Executive Officer of the Company, and the Executive agrees to serve in such capacities and provide his services to the Company on the terms and conditions set forth in this Agreement.

2. POSITION AND DUTIES. On and after the date of this Agreement, the Executive will serve as the President and Chief Executive Officer of the Company. The Executive agrees that during the Term (as defined below) he shall dedicate his full business time, attention and energies to performing his duties to the Company, as prescribed by the Board of Directors (the “Board”). The Executive will manage the business affairs of the Company and perform the duties typically assigned to the chief executive officer of a similarly situated company in the Company’s industry. The Executive shall also perform such other reasonable duties as may hereafter be assigned to him by the Board, consistent with his abilities and position as the Chief Executive Officer and President, including serving as a member of the Board and providing such further services to the Company as may reasonably be requested of him. The Executive will report to the Board of the Company, and carry out the decisions and otherwise abide by and enforce the rules and policies of the Company.

The Executive shall devote his best efforts to the business and affairs of the Company and, during the Term, shall observe at all times the covenants regarding non-competition, and confidentiality provided in Sections 5, 6 and 7 below. The Company and Executive acknowledge and agree that, during the Term, Executive shall be permitted to (i) serve on corporate, civic or charitable boards or committees, and (ii) manage passive personal investments, so long as any such activities do not unduly interfere with the performance of Executive’s responsibilities as an executive officer of the Company in accordance with this Agreement.

The Executive will be based in Tampa, Florida.

3. TERM. The term of this Agreement shall start on the date hereof (the “Effective Date”) and end on the first anniversary of the Effective Date (the “Initial Term”). The term of the Agreement shall be extended for an additional twelve (12) months after the end of the Initial Term, unless terminated by the Company or the Executive by written notice to the other Party provided not later than thirty (30) days prior to the end of such Initial Term, subject to termination pursuant to Section 8 below (the “Term”). However, the provisions of Sections 5, 6 and 7 shall continue in force in accordance with the provisions therein and shall survive the expiration or termination of the Term and this Agreement.

4. COMPENSATION AND BENEFITS.

(a) Base Salary. The Executive’s annual base salary shall be three hundred and fifty thousand dollars ($350,000) per year, which shall be payable by the Company to the Executive in installments consistent with the Company’s normal payroll schedule, subject to customary withholding as required by applicable law. This annual base salary shall be reviewed by the Board periodically, and the Board may adjust the Executive’s annual base salary from time to time as the Board deems to be appropriate subject to performance and market conditions.

(b) Signing Bonus. On the Effective Date, the Company will pay the Executive a one-time bonus payment of twenty-five thousand dollars ($25,000), subject to customary withholding as required by applicable law.

(c) Incentive Compensation. During the Term, the Executive shall also be eligible to receive annual performance bonus from the Company of up to fifty percent (50%) of his annual base salary based upon appropriate Company-based and individual-based targets specified by the Compensation Committee of the Board, in its discretion, as approved by the full Board of Directors (the “Performance Bonus”). The Executive’s Performance Bonus for 2016 (if any) shall be pro-rated for a partial year of employment. The targets for each year shall be established by the Compensation Committee no later than March 31 of that year. If awarded, any Performance Bonus shall be paid only if (i) the Compensation Committee has completed its year-end review of the Company’s financial statements and other financial performance for the year and has certified no later than February 28 of the following year that the Executive has satisfied his performance targets for the year, and (ii) the Executive remains an employee of the Company on the date that the Compensation Committee certifies that the Performance Bonus has been earned. If the Compensation Committee certifies that the Performance Bonus has been earned, the Performance Bonus shall be paid on or before March 31 of such year.

All such Performance Bonuses, as well as any equity awards which are granted to the Executive or which become vested as a result of the satisfaction of financial performance goals of the Company, shall be subject to the Company’s policy on recoupment or clawback of executive incentive compensation, as such policy may be amended from time to time (the

“Clawback Policy”), and that the Executive shall be obligated to repay to the Company, any and all amounts received with respect to the Performance Bonus or performance-based equity awards, to the extent such a repayment is required by the terms of the Clawback Policy.

(d) Equity Awards. The Executive will be granted equity awards under the Company’s 2012 Amended and Restated Equity Incentive Plan consisting of (i) stock options to purchase 300,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on the Effective Date of this Agreement, which stock options shall vest is six installments of 50,000 shares each every six months after the Effective Date, provided the Executive has continued his employment with the Company through such dates, and (ii) 30,000 shares of restricted stock of the Company, vesting in two installments on the six month and twelve month anniversaries of the Effective Date. The stock option and restricted stock awards shall be made pursuant to separate award agreements and be subject to the terms of such agreements and the terms of the Company’s 2012 Amended and Restated Equity Incentive Plan.

(e) Benefits. The Executive shall be entitled to participate in all group insurance, vacation, retirement and other employee benefits established by Company for its full time employees generally, on terms comparable to those provided to such employees from time to time by the Company. Nothing in this Agreement will preclude the Company from terminating or amending any employee benefit plan so as to change eligibility or other requirements or eliminate, reduce or otherwise change any benefit, provided that such termination or amendment applies equally to the Executive and other full time employees of the Company.

The Executive shall be entitled to four weeks paid vacation per calendar year plus such sick leave as provided in accordance with Company policies.

(f) Reimbursement of Business Expenses. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the written policies of the Company as in effect from time to time.

5. CONFIDENTIAL INFORMATION. The Executive agrees that during and after his employment with the Company, he will hold in the strictest confidence, and will not use (except for the benefit of the Company, or any of the Company’s subsidiaries or affiliates) or disclose to any person, firm, or corporation any Company Confidential Information except as necessary in carrying out his work for the Company. The Executive understands that his unauthorized use or disclosure of Company Confidential Information during his employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. The Executive understands that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, or subsidiaries or affiliates (collectively, for the purposes of this section, the “Company”), or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which the Executive called or with which he may become acquainted during the term of his employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of the Executive or, to the extent known by the Executive, of others. The Executive understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of his employment, as protected by applicable law.

The Executive recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. The Executive agrees at all times during his employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such Associated Third Parties. The Executive further agrees to comply with any and all written Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. The Executive understands that his unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during his employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

Upon termination of his employment with the Company, the Executive will promptly deliver to the Company, and will not keep in his possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by him pursuant to his employment with the Company, obtained by him in connection with his employment with the Company, or otherwise belonging to the Company, its successors, or assigns. The Executive also consents to an exit interview to confirm his compliance with this Section 5, if requested by the Company.

Notwithstanding the foregoing, the Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and(ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive should file a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6. INTELLECTUAL PROPERTY RIGHTS. Any and all concepts, improvements, computer software, articles, pamphlets, brochures, marketing plans, or other information (collectively, “Developments”) which the Executive discovers, edits or develops during the Term of his/her employment, which relates to or is useful in connection with the business of Company, shall be deemed work for hire and shall be the sole and exclusive property of the Company. The Executive hereby assigns, transfers and conveys to the Company all right, title and interest in, and to all such Developments. The Executive shall make full disclosure thereof to the Company and shall do such acts and deliver all such instruments as the Company shall reasonably require of Executive, at the Company’s expense, to effect such ownership and to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark, registrations or copyrights under United States or foreign law with respect to such Developments or to obtain any extension, valid action, reissuance, continuance or renewal of any such patent, trademark or copyright.

7. NON-COMPETITION AND NON-SOLICITATION COVENANTS. As additional consideration to the Company for entering this Agreement, the Executive covenants that during the Restricted Period (as defined below), he shall not:

(a) compete against the Company, or any subsidiary or affiliate of the Company that is engaged in the Business (as defined below) (collectively, the “Applicable Entities”), either directly or indirectly, by taking employment, gratuitously assisting or serving as an independent contractor, consultant, partner, director or officer with a competitor of any of the Applicable Entities, or starting his own business that would compete directly or indirectly with any of the Applicable Entities, or have a material interest in any business, corporation, partnership, limited liability company or other business entity which competes directly or indirectly with any of the Applicable Entities. For purposes of this covenant, the term “the Business” shall mean developing, producing, designing, providing, soliciting orders for, selling, distributing, or marketing Company Products and Services in any state of the United States of America in which any of the Applicable Entities does business. For purposes hereof, “Company Products and Services” means any novel antibiotics used to treat infectious diseases, treatments for oral mucositis and proprietary probiotics specifically designed to enhance oral health for humans and pets, (i) which the Company currently anticipates developing, producing, designing, providing, marketing, distributing or selling, (ii) which the Company and any Applicable Entities develop, produce, design, provide, market or distribute while Executive is employed by the Company or is otherwise providing services to the Company, or (iii) that compete with any of the products and services of the Company and Applicable Entities referenced in (i) or (ii) above. For the purpose of defining and enforcing this covenant, the competitors of the Applicable Entities will be identified at the time the Company seeks enforcement of this covenant. This determination shall be based on the then-existing market area of the Applicable Entities at the time enforcement of this covenant is sought. Notwithstanding the foregoing, investment by the Executive constituting less than five percent (5%) of the outstanding securities in a publicly-traded entity that may compete with the Applicable Entities shall not constitute a violation of this Section 7(a) as long as the Executive is not actively involved in such entity’s business.

(b) solicit or encourage, or attempt to solicit or encourage, any current customer or vendor of the Company or any of the Applicable Entities to do business with any person or entity in competition with any of the Applicable Entities or to reduce the amount of business which any such customer or vendor has customarily done or contemplates doing with any of the Applicable Entities, whether or not the relationship between any of the Applicable Entities and such customer or vendor was originally established in whole or in part through the Executive’s efforts; provided, however, that this Section 7(b) shall not be interpreted as preventing the Executive from conducting a business that does not consist of the Business conducted by the Applicable Entities with any customers or vendors of the Applicable Entities; or

(c) solicit or encourage, or attempt to solicit or encourage, any employee of the Company or any of the Applicable Entities, whether as an officer, employee, consultant, agent or independent contractor, or any person who was so employed or engaged at any time during the six (6) month period prior to the date of the Executive’s solicitation, to leave his or her employment with the Company or any of the Applicable Entities, to cease providing services to the Company or any of the Applicable Entities, or to accept employment with any other person or entity; provided however, that general solicitations not specifically targeted to employees of the Company or any of the Applicable Entities shall not constitute a breach of this Section 7(c).

These covenants not to compete and not to solicit shall apply during the entire Term of the Executive’s employment with the Company and for a period of twelve (12) months following the date on which Executive is last employed by the Company (the “Restricted Period”). In the event of a breach by the Executive of any of the covenants in this Section 7, the term of the Restricted Period will be extended by the period of the duration of such breach.

The Executive agrees that the relevant public policy and legal aspects of covenants not to compete have been discussed with him and that every effort has been made to limit the restrictions placed upon Executive to those that are reasonable and necessary to protect the legitimate interests of the Company, and the other Applicable Entities. The Executive acknowledges that, based upon his education, experience, and training, the non-compete and non-solicitation provisions of this Section 7 will not prevent the Executive from earning a livelihood and supporting the Executive and his family during the relevant time period.

The existence of a claim, charge, or cause of action by the Executive against the Company, or any other Applicable Entity shall not constitute a defense to the enforcement by the Company, or any other Applicable Entity of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately.

If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, the court is hereby expressly authorized to modify this Agreement or to interpret this Agreement to extend only over the maximum period of time, range of activities, or geographic areas as to which it may be enforceable.

8. TERMINATION OF EMPLOYMENT. Notwithstanding anything else contained in this Agreement, the Term of Executive’s employment under this Agreement may be terminated prior to the end of the Term stated in Section 3 above upon the earliest to occur of the events described in Subsections 8(a) or 8(b) below. To terminate the Executive’s employment with the Company and the Term pursuant to this Section 8, the terminating party shall provide to the other party a written notice of termination (a “Termination Notice”), which shall (i) indicate the specific termination provision of this Agreement relied upon, (ii) briefly summarize the facts and circumstances that provide the bases for such termination, (iii) specify the termination date in accordance with the requirements of this Agreement, and (iv) otherwise comply with any notice-related term in this Agreement applicable to the specific type of termination.

(a) Termination by the Company. The Company may terminate the Executive’s employment with the Company and the Term under this Agreement:

(1)	Upon the Executive’s Disability (as defined below), such termination to be effective on the date of written notice by the Company that the Executive’s employment is being terminated as a result of such Disability or such later date as may be specified in writing by the Company;

(2)	Upon the Executive’s death, to be effective immediately upon the date of death;

(3)	For Cause (as defined below), which termination shall be effective on the date specified in the Termination Notice;

(4)	If the Board determines in good faith that Company is unable to continue to pay the level of compensation due to the Executive under Section 4 of this Agreement, whether as a result of the Company’s failure to obtain additional equity funding as needed to sustain its operations, or otherwise; or

(5)	By the Company for any reason other than under Subsections (a)(1), (2), (3) or (4), or for no reason (it being understood that Executive’s employment is “at will”), upon written notice by the Company to the Executive that the Executive’s employment is being terminated, which termination shall be effective on the date of such notice or such later date as may be specified in writing by the Company.

(b) Definition of “Disability.” For purposes of this Agreement, “Disability” shall mean the Executive’s incapacity or inability to perform his duties and responsibilities as contemplated under this Agreement with any reasonable accommodation that the Company may be required to provide in accordance with the Americans with Disabilities Act for one hundred twenty (120) consecutive days or for more than one hundred twenty (120) days within any one (1) year period (cumulative or consecutive) due to impairment to his physical or mental health. For this purpose, the Executive shall be presumed to have suffered a Disability if he is determined to be entitled to Social Security disability benefits by the Social Security Administration. The Executive hereby consents to a medical examination and consultation, at the Company’s sole expense, regarding his health and ability to perform as aforesaid.

(c) Definition of “Cause.” The Company shall have “Cause” to terminate the Executive only for any of the following reasons:

(i) the commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), including theft or destruction of property of the Company or a subsidiary, or any other act or practice which the Committee shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Company or any subsidiary’s fidelity bond;

(ii) the willful engaging in misconduct which is deemed by the Committee, in good faith, to be materially injurious to the Company or any subsidiary, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Company or any subsidiaries and competing with the Company or any subsidiaries, or soliciting employees, consultants or customers of the Company or any subsidiaries in violation of law or any employment or other agreement to which the recipient is a party;

(iii) the continued failure or habitual neglect by a person who is an Employee to perform his or her duties with the Company or any subsidiary; or

(iv) other disregard of rules or policies of the Company or any subsidiary, or conduct evidencing willful or wanton disregard of the interests of the Company or any subsidiary.

(d) Termination Notice and Cure. Notwithstanding the foregoing subsection (c) of this Section 8, “Cause” shall not be deemed to have occurred, and the Company shall be deemed to have irrevocably waived their right to terminate the Executive’s employment with the Company and the Term under this Agreement with respect thereto, unless: (i) the Company has provided the Executive with a Termination Notice describing one or more of the grounds set forth in Section 8(c) as soon as reasonably practicable, but in no event later than one hundred fifty (150) days after the Board first receives notice of the grounds for termination (as applicable), (ii) if such ground is capable of being cured, the Executive has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (iii) the Company terminates the Executive’s employment with the Company within nine (9) months from the date on which the Board first received notice of the event constituting Cause.

9. SEVERANCE PAY.

(a) In the event the Executive’s employment with the Company is terminated by the Company during the Term for Cause (as defined in Section 8(c) above), or by the Executive, the compensation and benefits the Executive shall be entitled to receive from the Company shall be limited to:

(i) his then-current annual base salary pursuant to Section 4 through the date of termination, payable in accordance with the Company’s standard payroll practices;

(ii) any reimbursable expenses for which the Executive has not yet been reimbursed as of the date of termination; and

(iii) any other rights and vested benefits (if any) provided under employee benefit plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

Any Performance Bonus under Section 4(b) earned for a prior year but not yet paid by the Company shall be forfeited if the Executive’s employment with the Company is terminated by the Company for Cause or is terminated by the Executive prior to the date the Compensation Committee has certified that the requirements for the Performance Bonus for the prior year were met.

(b) If the Executive’s employment with the Company is terminated during the Term by the Company without Cause, in addition to the amounts in Subsection (a) of this Section 9, the Executive shall also be entitled to receive severance pay equal to six (6) months of his annual base salary pursuant to Section 3, at the rate in effect on the date of termination. In addition, the Executive shall also be entitled to receive upon termination any Performance Bonus that, as of the date of termination, has been earned by the Executive but has not yet been paid by the Company to the Executive. This severance pay shall be paid to the Executive in equal increments in accordance with the Company’s standard payroll practices, within sixty (60) days after the date of the termination of the Executive’s employment with the Company, but no earlier than fifteen (15) days after the Executive’s execution and non-revocation of the Release described in Subsection (c) of this Section 9.

(c) Notwithstanding anything in this Agreement to the contrary, it will be a condition to the Executive’s right to receive any severance benefits under Subsection (b) of this Section 9 that he execute and deliver to the Company a general release of all claims against the Company, its officers, directors, employees and affiliates, in the form attached hereto as Exhibit A, as amended from time to time in a manner satisfactory to the Company (the “Release”) upon his separation from service, and that he does not revoke the Release during the fifteen (15) day period thereafter. Subject to Section 14 below, the severance payments under this Section 9 will be made no earlier than fifteen (15) days after the Executive has executed, delivered and not revoked the Release as required under this Section 9.

10. CHANGE OF CONTROL

(a) If the Executive’s employment with the Company is terminated by the Company without Cause during the period of ninety (90) days following a Change in Control of the Company (as that term is defined below), in addition to the amounts in Subsection (a) of Section 9, but in lieu of any severance payments under Subsection (b) of Section 9, the Executive shall be entitled to receive a severance payment equal to the sum of (i) six (6) months of his annual base salary pursuant to Section 4, at the higher of the base salary rate in effect on the date of termination or the base salary rate in effect immediately before the effective date of the Change of Control, and (ii) the Executive’s Performance Bonus for the year which includes the effective date of the Change in Control, payable at the target level of performance. This severance pay shall be paid to the Executive in cash in a single lump sum payment, within sixty (60) days after the date of the termination of the Executive’s employment with the Company, but no earlier than fifteen (15) days after the Executive’s execution and non-revocation of the Release. In addition, the Executive shall also receive in the same payment the amount of any Performance Bonus that, as of the date of termination, has been earned by the Executive but has not yet been paid by the Company to the Executive.

(b) If the Executive holds any stock options or other stock awards granted under the Company’s 2012 Equity Incentive Plan which are not fully vested at the time his employment with the Company is terminated by the Company without Cause during the period of ninety (90) days following a Change in Control, such equity awards shall become fully vested as of the termination date.

(c) For purposes of this Agreement, the term “Change in Control” shall mean a transaction or series of transactions which constitutes a sale of control of the Company, a change in effective control of the Company, or a sale of all or substantially all of the assets of the Company, or a transaction which qualifies as a “change in ownership” or “change in effective control” of the Company or a “change in ownership of substantially all of the assets” of the Company under the standards set forth in Treasury Regulation section 1.409A-3(i)(5).

(d) If any severance payments otherwise payable to the Executive under this Agreement in connection with a Change in Control would, when combined with any other payments or benefits the Executive becomes entitled to receive that are contingent on the same Change in Control (such payments and benefits to be referred to as “Parachute Payments”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments payable to the Executive under Subsection (a) of this Section 10 shall be reduced to such extent which would result in no portion of such severance benefits being subject to the Excise Tax under Section 4999 of the Code (the “Reduced Amount”). Any determination of the Excise Tax or the Reduced Amount required under this Section 10(d) shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon the Company and the Executive for all purposes. For purposes of making the calculations required by this Section 10(d), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish such information and documents as the accountants may reasonably request in order to make a determination under this Section 10(d). The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 10(d).

11. NO BREACH. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound except for agreements entered into by and between the Executive and the Company or any other member of the Company’s group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for the Company or other member(s) of the Company’s group, as the case may be.

12. NOTICES. All notices or communications required by or bearing upon this Agreement or between the Parties shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the first (1st) business day following the date of dispatch if delivered using a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice delivered to their respective addresses set forth below:

(a)	if to the Executive, to:

Alan Joslyn

1309 Heller Drive

Yardley, PA 19067

(b)	if to the Company, to:

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, FL 32202

Attn: Chairman of the Board

13. NON-ASSIGNMENT. The Executive and the Company acknowledge the unique nature of services to be provided by the Executive under this Agreement, the high degree of responsibility borne by him and the personal nature of his relationship to the Company’s business and customers. Therefore, the Executive and the Company agree that Executive may not assign this Agreement or any of his rights or responsibilities hereunder without the prior written consent of the Company. Similarly, the Company may not assign this Agreement or any of its rights or responsibilities hereunder without the prior written consent of the Executive except to another entity that survives a merger, acquisition or consolidation with the Company or which otherwise succeeds to all or substantially all of the Company’s assets or business. Any purported assignment in violation hereof is void.

14. COMPLIANCE WITH SECTION 409A OF THE CODE. The Executive and the Company acknowledge that each of the payments and benefits promised to Executive under this Agreement must either comply with the requirements of Section 409A of the Code (“Section 409A”), and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive and the Company agree that the severance payments described in Sections 9 and 10 are intended to be excepted from compliance with Section 409A as either short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4) or separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after the Executive’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company on the date of his separation from service, the first day of the seventh month following the Executive’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

15. INJUNCTIVE RELIEF. The Executive acknowledges and accepts that his compliance with Sections 5, 6 and 7 is an integral part of the consideration to be received by the Company and is necessary to protect the equity value, business and goodwill and other proprietary interests of the Company. The Executive and the Company each acknowledge that a breach by the other Party of this Agreement (including a breach by the Executive of Sections 5, 6 and 7 will result in irreparable and continuing damage to the other Party for which the remedies at law will be inadequate, and agrees that, in the event of any breach by the other Party of this Agreement, the non-breaching Party shall be entitled to injunctive relief and to have this Agreement specifically performed, which shall be in addition to, and not in lieu of, any other relief to which such Party shall be entitled.

16. ENFORCEABILITY. If any provision of this Agreement shall be found by a court with proper jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified, narrowed, or restricted only to the limited extent and in the manner necessary to render the same valid and enforceable, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified, narrowed, or restricted.

17. GENERAL PROVISIONS.

(a) This agreement shall be governed by the laws of the State of Florida, without giving effect to any principles of conflicts of law that would result in application of the law of any other jurisdiction.

(b) This Agreement represents the sole agreement of the Executive and the Company concerning the subject matter hereof and supersedes all prior communications, representations and negotiations, whether oral or written, concerning such subject matter.

(c) This Agreement can only be modified or amended by the written consent of both Executive and the Company hereto which states that it constitutes an amendment hereto.

(d) No purported waiver of any provision of this Agreement shall be legally effective unless upon the Party providing such waiver has duly executed and delivered to the other Party a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived. Failure by either Party to pursue remedies or assert rights under this Agreement shall not be construed as waiver of that Party’s rights or remedies, nor shall a Party’s failure to demand strict compliance with the terms and conditions of this Agreement prohibit or estop that Party from insisting upon strict compliance in the future.

(e) This Agreement shall bind the Parties’ respective heirs, successors, representatives and permitted assigns

(f) No Person other than Parties and their respective heirs, successors, representatives and permitted assigns of the parties is a party to, or shall otherwise have any rights with respect to, this Agreement.

(g) This Agreement may be executed in any number of counterparts and it shall not be necessary for the parties to execute any of the same counterparts hereof. Counterparts to this Agreement may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above, to be effective on the Effective Date, for the purposes herein contained.

COMPANY – Oragenics, Inc.		EXECUTIVE

By:	/s/ Michael Sullivan	/s/ Alan Joslyn
	Michael Sullivan, Chief Financial Officer	Alan Joslyn

EXHIBIT A

RELEASE

In exchange for the consideration set forth in Section 9 of the Executive Employment Agreement dated as of June 6, 2016 (the “Employment Agreement”) between Alan Joslyn (“Executive”) and Oragenics, Inc., (the “Company”), the Executive, for himself and his heirs, assigns, executors and administrators, shall waive and release the Company, and its successors and assigns, as well as any subsidiary of the Company, and its respective officers, directors, agents, shareholders and employees (the “Company Released Parties”), from any and all Claims and Controversies as defined herein, with the exception of claims arising directly out of the Company’s obligations under Section 9, of the Employment Agreement.

For the purposes hereof, the term “Claims and Controversies” means any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including without limitation, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act of 1963 (EPA), 29 U.S.C. §§ 201 et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq., as amended, the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. §§ 12101 et seq., as amended, the Rehabilitation Act of 1973, 29 U.S.C. §§ 794 et seq., as amended, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Consolidated Budget and Reconciliation Act of 1985 (COBRA), §§ 1161 et seq., as amended, the Fair Labor Standards Act (FLSA), 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act (FMLA), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act (LMRA), 29 U.S.C. §§ 141 et seq., as amended, the Employee Polygraph Protection Act, 29 U.S.C. §§ 2001 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Occupational Safety and Health Act (OSHA), 29 U.S.C. §§ 651 et seq., as amended, the Electronic Communications Privacy Act, 18 U.S.C. 2510 et seq., and 2701 et seq., as amended, the Uniform Services Employment and Re-Employment Rights Act, 38 U.S.C. §§ 4301 et seq., as amended, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, as amended, the Florida Civil Rights Act (“FCRA”), Chapter 760, Florida Statutes (or such comparable Pennsylvania law as applicable), the Genetic Information Non-Discrimination Act (“GINA”), 42 U.S.C. 2000ff, et seq.; Florida’s Minimum Wage Act, §§448.109 and 448.110 (or such comparable Pennsylvania law as applicable) all other applicable state and federal fair employment laws, state and federal equal employment opportunity laws, and state and federal labor statutes and regulations, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law (including without limitation, breach of the Employment Agreement, other breach of express or implied contract, wrongful discharge in violation of public policy, breach of covenant of good faith and fair dealing, promissory estoppel, quantum meruit, fraud, fraud in the

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inducement, fraud in the factum, statutory fraud, negligent misrepresentation, defamation, libel, slander, slander per se, retaliation, tortuous interference with prospective contract, tortuous interference with business relationship, tortuous interference with contract, invasion of privacy, intentional infliction of emotional distress, and any other common law theory of recovery, whether legal or equitable, negligent or intentional), or otherwise, whether known or unknown to the Executive, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or relating to any and all disputes now existing between the Executive on the one hand, and the Company on the other hand, whether related to or in any way growing out of, resulting from or to result from the Executive’s employment with and/or termination from the Company, for or because of any matter or thing done, omitted, or allowed to be done by the Company, for any incidents, including those past and present, which existed or may have existed at any time prior to and/or contemporaneously with the execution of this Release, including all past, present, and future damages, injuries, costs, expenses, attorney’s fees, other fees, effects and results in any way related to or connected with such incidents.

The Executive understands that the Executive is releasing Claims and Controversies of which the Executive may not be aware. This is the Executive’s knowing and voluntary intent, even though the Executive recognizes that someday the Executive might learn that some or all of the facts that the Executive currently believes to be true are untrue and even though the Executive might then regret having signed this Release. Nevertheless, the Executive is assuming that risk and the Executive agrees that this Release shall remain effective in all respects in any such case. It is further understood and agreed that the Executive is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the party being released and the Executive understands the significance of doing so.

Neither the Executive nor his heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, with respect to any Claims and Controversies that the Executive is releasing in this Agreement. Nothing in this Release is intended to limit in any way the Executive’s right or ability to file a charge or claim of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, filing a lawsuit in federal or state court in their own name or taking any other action authorized under these statutes. The Executive retains the right to participate in any such action. The Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by him or in response to the government and is not limited by any non-disparagement or confidentiality obligation under this Release. The Executive hereby waives and releases his right to recover money or other relief in any action that might be brought on his behalf by any other person or entity including, but not limited to, the State of Florida, EEOC, the Department of Labor or any other federal, state or local agency or department.

The Executive has twenty-one (21) calendar days from the date the original Release was given to him,                     , 20    , to consider this Release before signing it. The twenty-one (21) day period expires on                     , 20    . The Executive may use as much or as little of this twenty-one (21) day period as he wishes before signing. Any change in this Release, material or

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otherwise, does not restart the 21 day period. If the Executive does not sign and return this Release within this twenty-one (21) day period, it will not become effective or enforceable and Executive will not receive all of the benefits described in this Release.

This Release may be revoked by the Executive for a period of seven (7) calendar days following the execution of the Release (the “Revocation Period”). No payments shall be made and the Release shall not become effective or enforceable until the Revocation Period has expired. Any such revocation must be communicated in writing to the Company. Any such revocation must be received by the Company no later than the next business day after the Revocation Period expires.

The Company has advised the Executive to consult with an attorney prior to executing the Release. The Executive acknowledges and represents that he (a) has fully and carefully read this Release prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his own choice as to the legal effect and meaning of each of the terms and conditions of this Release, and (c) is signing and entering into this Release as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Release.

EXECUTIVE

Dated:

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